FOR BALANCED FUND


For period ending August 31, 2000


File number 811-4448
Exhibit 77M




Effective as of the close of
business on June 23, 2000
(the Reorganization
Date), PaineWebber
Balanced Fund, a series of
PaineWebber Master
Series (the Fund),
acquired in a tax-free
exchange all of the assets
and assumed all of the
liabilities of PaineWebber
Utility Income Fund
(Utility).  This transaction
was approved by Utilitys
shareholders at a Special
Meeting of Shareholders.
Further information
regarding the
circumstances and details
of the transaction is
incorporated herein in
response to this sub-item
by reference to the
definitive Combined Proxy
Statement and Prospectus
dated April 25, 2000, filed
with the SEC on April 26,
2000 (Accession Number
0000928385-00-001251;
SEC File No. 2-91362.)